Exhibit 15.1

CHINA COMMERCIAL LAW FIRM

Exchange: +86 755 8302 55555

Fax: +86 755 8302 5058 P.C/518048

https://www.huashanglawyer.com

Address: 21-26/F, Hong Kong China Travel Service Building, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

Date: July 31, 2026

Grande Group Limited

Room 2701, Tower 1, Admiralty Centre

18 Harcourt Road, Admiralty, Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on Grande Group Limited (the “Company”)

1.	We consent to the reference to our firm under the headings "Item 3. Key lnformation-3.D. Risk Factors" and “Item 4. Information on the Company-4.B. Business Overview” or other matters related to the PRC laws are in the annual report of Grande Group Limited for the fiscal year ended March 31, 2026 (the “Annual Report”), which is filed with the U.S. Securties and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the fiscal year ended March 31, 2026.

2.	In giving such consent. we do not thereby admit that we come within the category of persons whose consent is required under Section7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ China Commercial Law Firm

China Commercial Law Firm

/s/ Hongxuan XIAO

Ms. Hongxuan Xiao, Partner

On behalf of China Commercial Law Firm